Exhibit 77(q)(1)(e)(1)

ING     [LOGO]
FUNDS

January 1, 2005

Michael J. Roland
Executive Vice President
ING investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258

      Pursuant to the Restated Management Agreement dated May 9, 2001, as amended, between ING Funds Trust and ING Investments, LLC (the "Agreement") we hereby notify you of our intention to modify the annual investment management fee for ING National Tax-Exempt Bond Fund (the "Fund") to include breakpoints. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding breakpoints to the annual investment management fee for the Fund as indicated on Amended and Restated Schedule 1 of the Agreement. The Amended and Restated Schedule 1, with the annual investment management fee indicated for the Fund, is attached hereto.

      Please signify your acceptance to the addition of breakpoints for the Fund by signing below where indicated.

                                                Very sincerely,


                                                /s/ Robert S. Naka

                                                Robert S. Naka
                                                Senior Vice President
                                                ING Funds Trust

ACCEPTED AND AGREED TO:
ING Investments, LLC


By: /s/ Michael J. Roland
    ------------------------------
    Michael J. Roland
    Executive Vice President

7337 E. Doubletree Ranch Rd.    Tel: 480-477-3000                ING Funds Trust
Scottsdale, AZ 85258-2034       Fax: 480-477-2700
                                www.ingfunds.com

                         AMENDED AND RESTATED SCHEDULE 1

                               with respect to the

                          RESTATED MANAGEMENT AGREEMENT

                                     between

                                 ING FUNDS TRUST

                                       and

                              ING INVESTMENTS, LLC
                      an Arizona Limited Liability Company

                                                        Annual Investment Management Fee
                                                        --------------------------------
Name of Fund                                     (as a percentage of average daily net assets)
------------
ING Classic Money Market Fund                                           0.25%

ING High Yield Bond Fund                               0.65% of first $250 million of assets
                                                        0.60% of next $250 million of assets
                                                      0.55% of assets in excess of $500 million

ING Intermediate Bond Fund                              0.50% of first $500 million of assets
                                             0.45% of assets in excess of $500 million up to $1 billion
                                              0.425% of assets in excess of $1 billion up to $2 billion
                                                       0.40% of assets in excess of $2 billion

ING National Tax-Exempt Bond Fund                       0.50% of first $100 million of assets
                                                      0.40% of assets in excess of $100 million